JOINT STUDY AGREEMENT

This Agreement is made in two original copies and effective as of May 21, 1996

BETWEEN:

The Polish Oil and Gas Company ("POGC') having its offices at ul. Krucza 6/14, Warsaw,Poland 00-537, represented by Dr. Witold Weil, Director, and Mr. Marek Hoffmann, Director, Geonafta, and

FX Energy (Frontier Oil Exploration Company or "Frontier") having its offices at 3006 Highland Drive, Suite 206, Salt Lake City, Utah, USA, represented by Mr. David N. Pierce, Chairman and Chief Executive Officer,

hereinafter referred to individually as a "Party" or collectively as the "Parties".

The Parties hereby agree to the following:

1.The Parties will undertake a Joint Study (the 'Joint Study') within the scope defined in Appendix I for the purpose of researching, investigating and ultimately defining the potential for finding and developing commercial quantities of hydrocarbons within the Area of Interest. The details of the Joint Study necessary to achieve the purpose will be decided by the Operating Committee. The Parties will produce at the end of the Joint Study Term a final report detailing all relevant technical aspects of the Joint Study (the "Final Technical Report"). The Joint Study Term will commence with the execution of this agreement and will end on June 1, 1997, unless otherwise agreed by the Parties. The Parties will act in good faith and use all reasonable efforts to prepare the Final Technical Report to a standard acceptable to both Parties.

2.The Area of Interest will comprise as depicted on the attached map, plus any neighbouring blocks as may be selected by the Operating Committee and approved by POGC.

3.An Operating Committee will be established consisting of two (2) representatives of Frontier and two (2) representatives of POGC. Approval by the Operating Committee will require the unanimous consent of all Operating Committee representatives. The Operating Committee will hold its first meeting within 20 working days of the date of this Agreement, and at that meeting the Committee will establish and agree the following:

     (a) The principles and procedures governing the Operating Committee's functions;

     (b) Determination and selection of the data required for the Study, its availability and current location;

     (c) The allocation of work in accordance with Appendix 1 and in particular which Party will take leadership of each segment of the Study Programme.

4.POGC will contribute the following to the Joint Study:

     (a) All technical data and information which are necessary for the purpose of the Joint Study and which are owned or controlled by POGC or its affiliates.

     (b) Experienced technical personnel to participate in the Joint Study. The selection of such personnel and the amount of their time to be dedicated to the Joint Study will be determined solely by POGC as it deems appropriate to achieve the purpose of the Joint Study.

5.Frontier will contribute the following to the Joint Study:

     (a) Payment of all costs and expenses incurred by the Joint Study for technical research, data gathering and analysis as approved by the Operating Committee. Such costs and expenses are anticipated to total U.S. $100,000 in the aggregate, more or less, and could include, but will not be limited to, seismic data reprocessing, data purchase (from entities other than POGC and its affiliate), and laboratory analysis.

     (b) Experienced technical personnel to participate in the Joint Study. The selection of such personnel and the amount of their time to be dedicated to the Joint Study will be determined solely by Frontier as it deems appropriate to achieve the purpose of the Joint Study.

6. The cost of personnel involved in this Study will be borne by the Party employing such individuals. Frontier acknowledges POGC's right to request (such request not to be unreasonable) that key POGC experts participating in the Study (maximum three (3)) assist Frontier employees at the Frontier offices during certain phases of the Joint Study. The Operating Committee will decide on the length of the visit, which will include a field trip to the Overthrust Belt area of southwest Wyoming. All travel costs associated with these visits will be borne by POGC, however, Frontier will provide U.S. travel, meals and lodging for visiting POGC employees.

7. The following provisions will apply in respect of information and data supplied or developed in accordance with this Agreement.

     (a) Any data and information ("POGC Data") contributed to the Joint Study by POGC will remain the sole property of POGC. For the purposes of this Agreement, POGC Data shall mean geological data, including but not limited to, logs, cuttings and core samples, geophysical data and maps provided by POGC. POGC warrants that it has the right and authority to provide the POGC Data under the terms stated herein.

     (b) Subject to the provisions of Clause 7(a) any data and information (other than POGC Data) acquired by Frontier in connection with the performance of its obligations hereunder, or developed jointly hereunder, and the Final Technical Report, will be the joint property of Frontier and POGC.

     (c) Subject to the provisions of Clause 7(e) below, Frontier agrees not to disclose, sell, trade, loan, transfer or otherwise make the POGC Data available to third Parties, other than its affiliates or consultants, without the written permission of POGC. Frontier shall have the right to make reproductions and adaptations of the POGC Data and to distribute them internally or to its affiliates or consultants who will also be bound by the confidentiality provisions of this Agreement.

     (d) Neither Party shall disclose, sell, trade, loan, transfer or otherwise make available the Final Technical Report other than to affiliates and consultants (who shall sign a confidentiality agreement on the same terms as are set forth herein) for four (4) years from the date of execution hereof, without the written permission of the other Party.

     (e) Neither party shall be bound by the obligations of non-disclosure under this agreement with respect to any portion of the data and information described in Clause 7(b) above, the Final Technical Report which:

         (i)   is or becomes part of the public knowledge; or

         (ii) becomes available to a Party from a third party to the extent such information is received without obligation of secrecy or restriction on use; or

         (iii) is already in a Party's possession without restriction on use or disclosure; or

         (iv) is developed by a Party independent of this study.

     (f) The confidentiality provisions of this Article shall terminate four (4) years from the date of signing hereof.

     (g) Notwithstanding any other provision to the contrary, either Party may disclose all or any portion of the data and information described in Clause 7(b) above and the Final Technical Report (including work in progress).

         (i) as required by law or by any stock exchange on which the shares of a Party or an Affiliate of a Party are listed, or

         (ii)   to a bona fide prospective purchaser or assignee, or

         (iii) to banks and their consultants where and to the extent such disclosure is necessary in connection with financing arrangements.

       Any such disclosures shall be made only under written agreement of the party to whom disclosure is made not to disclose for the period specified above except as required by law.


  8. (a) The parties shall not raise any claims against each other pertaining to the Final Technical Report.

     (b) The Parties exempt each other from liability, i.e. agree not to raise any regressive claims in connection with any third party claims, in particular claims for infringement of patent rights, copyright or trade secret, as a result of the other Party or other persons and entities which obtained access to the Final Technical Report either directly or indirectly from the exempting Party, using the Final Technical Report. The Parties agree to redress any loss or damage resulting from third party claims caused by such other Party using the Final Technical Report, or for the other Party making the Final Technical Report available to such third party.

9. The Operating Committee will accept and approve the Joint Study not later than April 1, 1997. The Operating Committee shall submit the Joint Study for final approval by the respective managements of Frontier and POGC.

10.On or before June 1, 1997, Frontier and POGC will each elect to either:

     (a) Prepare and submit a joint application to the Bureau of Geological Concessions for an exploration license or licenses over all or designated portions of the Target Area; or

     (b) Terminate the Joint Study without applying for any license rights from the Bureau of Geological Concessions. In this instance Frontier will, within 30 working days of receipt of POGC's written request, return all of the obtained original Data to POGC.

11. Upon termination of the Joint Study, if there is any portion of the Area of Interest which is not the subject of a joint application by the Parties for an exploration license, then, notwithstanding the obligations of confidentiality set forth in Clause 7 hereof, either Party may make an application to the Bureau of Geological Concessions for an exploration license or licenses over one or more specific exploration targets within such portion of the Target Area; provided that:

     (a) If such application is made within one (1) year of the termination of the Joint Study the Party making the application must do so alone (and not jointly with any third party). However the Party making the application must inform the other Party thirty (30) days prior to making such an application that it intends to do so, and, if so requested by the other Party, make a joint application with the other Party on the same terms as provided for under this Agreement.

     (b) If such application is made after one (1) year of the termination of the Joint Study the Party making such application may do so jointly with a third party subject to the provisions of the confidentiality clause set forth in this Agreement.

     (c) If such application is made by Frontier, then POGC will give its written approval of such application and will otherwise give its full support to such application.

12. If both Frontier and POGC elect to apply for an exploration license over common blocks within the Area of Interest, then Frontier and POGC will enter into a Joint Agreement for a joint application for the above mentioned licence. Such Joint Agreement will include, among other things, the following general principles:

     (a) The parties will use their best efforts to develop work programmes and other mutually agreeable tasks necessary for the bid.

     (b)    Frontier and POGC will form a Joint Venture company.

     (c) The equity interests of the Parties will be Frontier 50% and POGC 50% unless otherwise agreed by the Parties.

     (d) All costs and expenses incurred for the preparation of the joint bid(s), any signature bonus included in such joint bid(s), and any subsequent joint operations on the awarded license area will be shared by the parties in proportion to their respective equity interests.

13. If as a result of the Joint Study the Parties indicate areas within the Area of Interest which are currently covered by POGC's exploration license, then Frontier may make a proposal to POGC and POGC hereby consents to negotiate in good faith terms to allow Frontier to farm in to the acreage.

14. Operations conducted in Poland shall be subject to the laws of Poland. All matters which are not regulated by this Agreement shall be regulated by the applicable regulations of Polish law. In the case of any disputes arising among the parties in relation to this Agreement, the parties shall exert every effort to achieve an amicable agreement. Any disputes that cannot be resolved by amicable agreement shall be submitted to the Arbitration Court at the Intemationales Schiedsgericht der Bundeskammer der Gewerblichen Wirtschaft at 1045 Wien, Wiedner Hauptstrasse 63, Austria and shall be resolved according to the UNICITRAL rules of arbitration. The provisions of this Agreement relating to arbitration shall continue in force notwithstanding the termination of this Agreement.

15. Any injury to POGC's employees or damage to or loss of POGC's property or equipment arising in relation to this Agreement, shall be the loss of POGC, and POGC hereby indemnifies and holds harmless Frontier from any claim or responsibility for such damage or loss and waives its rights of recovery, if any, against Frontier.

16. Any injury to Frontier employees or damage to or loss of Frontier's property or equipment arising in relation to this Agreement, shall be the loss of Frontier and Frontier hereby indemnifies and holds harmless POGC from any claim or responsibility for such damage or loss and waives its rights of recovery, if any, against POGC.

17. This Agreement states all the obligations of the Parties, embodies the entire agreement and understanding between POGC and Frontier relative to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, negotiations or discussions, oral or written, between the Parties. This Agreement may not be amended, modified, varied or supplemented except by a written instrument signed by both POGC and Frontier.

18. Any notices to be served hereunder shall be in writing and may be delivered by hand or by certified mail, confirmed by facsimile to the address set forth below. Such notice shall be effective upon receipt.

                                        FX Energy
     Polish Oil and Gas Company         Frontier Oil Exploration
     Company                            3006 Highland Drive, Suite 206
     ul. Krucza 6/14                    Salt Lake City, Utah 84106  USA
     Warsaw, Poland 00-537              Attn: Andy Pierce,
     Attn:Dr. Witold Weil                     Chief Operating Officer
          Director of Exploration
          & Production
     Telephone: 48-2-628-2769           Telephone:     801-486-5555
     Facsimile: 48-22-6235862           Facsimile:     801-486-5575

IN WITNESS whereof the Parties have caused this Agreement to be executed by their duly authorised representatives the day month and year first above written.

FX Energy                          Polish Oil and Gas Company
Frontier Oil Exploration Company

By:  /s/ David N. Pierce           By: /s/ Witold Weil


APPENDIX 1

                           JOINT STUDY SCOPE OF WORK

 Proposal for Hydrocarbon Prospect Exploration in Mesozoic/Paleozoic Sediments
                 within the Carpathian Overthrust/Foredeep Area

The purpose of the Joint Study is to generate drillable hydrocarcon prospects quickly, effeciently and at low cost; the Joint Study is not an academic study and is not intended to be an exhaustive evaluation of all available data or of the Area of Interest. Accordingly, the Joint Study is designed and will be carried out in such a way as to quickly consider and either discard or evaluate available data and existing commercial and academic studies; new data will be acquired where it will confirm drillable prospects.

The Joint Study will be conducted in three separate but complementary stages:

     Stage I studies will define the most promising Target Area (approximately 90x60km) within the Area of Interest (approximately 250x100km) using geochemistry and regional geophysics.

     Stage II will include detailed analysis of hydrocarbon potential within the Target Area using all existing data and some limited reprocessing of geophysics and well log data.

     Stage III will generate drillable hydrocarbon prospects, using all available geophysical data relevant to the particular prospect and reprocessing such data where appropriate, and supplementing this data with new data acquisitions where necessary.


STAGE I.  REGIONAL STUDIES TO DEFINE A TARGET AREA.

The goal of Stage I, which is based primarily on geochemistry and regional geophysics, is to define the main hydrocarbon migration fairways from the deep "kitchen" toward the edges of the basins where hydrocarbon traps may exist at economic depths.

     A. Definition of Hydrocarbon Fairways

          define "kitchen"                    hydrocarbon shows, accumulations
          overpressured systems               light hydrocarbon analysis
          hydrogeochemistry                   migration patterns

     B.  Tectonic Framework

         basement physico/chemistry
         basement fabric, structures, faults
         platforms, ancient river channels
         Paleo/Mesozoic horizons, depths,thickness
         Miocene base map
         tectonic fabric of Paleo/Mesozoic sediments

     C.  Depositional Environments of Paleozoic/Mesozoic Sediments

          lithologic characteristics of Paleozoic/Mesozoic beds maps of most prospective reservoir rocks

The above analysis should allow the parties to select a Target Area of approximately 90x60km, or approximately two concession blocks, for further evaluation.


STAGE II. EVALUATION OF TARGET AREA HYDROCARBON POTENTIAL; DEVELOPMENT OF MODEL.

The goal of Stage II is to develop a geological play model of the Target Area, with an understanding of structure and reservoir development, and migration and trapping mechanisms.

     A. Tectonics

            basement: depth, configuration, physico/chemical properties, tectonic fabric, accomodation zones
            platform sediments: thickness, depth, faults, tectonic fabric, accomodation zones, Cm, O, S, D, C, P, Tr, J, K
            Miocene base map
            mapping of platform ancient river channels and river deposits

     B. Depositional Environments

          lithology and distribution of potential reservoir beds depth and thickness of potential reservoir beds seal strata


STAGE III. PROSPECT DELINEATION

The goal of Stage III is to delineate "ready to drill" prospects. During this phase all selected promising targets will be verified with reprocessing and reanalysis of all pertinent geophysical data. When required, field acquisition of new data will be conducted. The final result of this stage will be a portfolio of drillable prospects with assessment of economic values and economic risks.



                     MAP ATTACHED TO JOINT STUDY AGREEMENT
Description:

          Map of Southeastern Poland indicating the location of certain geological features and outlinine the study area referred to in the Agreement.